CONSENT OF PAUL GORANSON

The undersigned hereby consents to:

(i)

the filing of the written disclosure regarding the technical report entitled “Nichols Ranch Uranium Project, 43-101 Technical Report, Preliminary Economic Assessment” dated February 28, 2015 (the “PEA”) in the Form F-4 Registration Statement of Energy Fuels Inc., and any amendments thereto (the “F-4”), being filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)

the incorporation by reference of the technical disclosure derived from the PEA and the technical report entitled the “Arkose Uranium Project – Mineral Resource and Exploration Target – 43-101 Technical Report – Wyoming, USA” dated February 28, 2015, in the Form 8-K of Uranerz Energy Corporation filed with the SEC on March 19, 2015 (the “8-K”) into the F-4; and

(iii)	the use of my name in the 8-K and the F-4.

/s/ Paul Goranson

Paul Goranson, P.E.

Date: May 8, 2015